Where Food Comes From, Inc. 8-K

Exhibit 99.1

Where Food Comes From, Inc. Reports 2017 Third Quarter Financial Results

Q3 revenue up 42% year over year to $4.7 million from $3.3 million on strength of China reopening its markets to US beef exports and solid performance by all operating units

Q3 Net income up 29% to $290,200 from $225,000

Q3 adjusted EBITDA up 64% to $743,900 from $454,100

YTD cash generated from operations of $1.6 million

CASTLE ROCK, Colo. – November 1, 2017 – Where Food Comes From, Inc. (WFCF) (d.b.a. IMI Global, Inc.) (OTCQB: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced its 2017 third quarter and nine-month financial results.

“As anticipated, the reopening of Chinese markets to US beef imports resulted in a spike in verification activity and related tag sales for US beef producers eager to qualify their cattle for export to China,” said John Saunders, Chairman and CEO. “In addition to performing required source and age verifications, we are also providing natural and/or non-hormone treated cattle verifications for producers to ensure their products pass spot checks that China is conducting for banned substances. We expect this trend to continue driving double digit verification revenue growth in coming quarters as more packers and producers come on board to take advantage of premiums available through beef shipments to China, the world’s second largest but fastest growing consumer of beef.

“From a broader perspective, Where Food Comes From continues to be a leader in developing and implementing innovative verification programs,” Saunders added. “In the third quarter, we were selected as exclusive third-party certifier of Ben and Jerry’s Caring Dairy Standards and Certified American Grown Flowers. In addition, we leveraged our strengths in animal welfare to win business with the Center for Canine Welfare, which oversees a new program setting rigorous standards for dog breeders nationwide. Our leadership in these areas underscores our ability to react quickly and develop programs that meet the requirements of new standards as they evolve.”

Third Quarter Results

Third quarter revenue increased 42% to $4.7 million from $3.3 million in the same quarter last year. The primary growth drivers were verification and certification services, which increased 24% to $3.7 million from $3.0 million year over year, and product sales (cattle RFID tags), which grew by 81% to $687,200 from $380,400. The growth in these categories reflected the positive impact from China reopening its markets to US beef imports as well as continued benefits of services bundling. In addition, the Company reported revenue in two new categories – software license, maintenance and support, and consulting services – of $243,200 and $131,400, respectively, versus no revenue in those segments in the year-ago third quarter. These new reporting categories were added as a result of the December 2016 acquisition of SureHarvest.

Gross profit in the third quarter increased 43% year over year to $2.3 million from $1.6 million. Gross margin increased slightly to 48.4% from 47.9% year over year. Selling, general and administrative expense increased 49% to $1.8 million from $1.2 million year over year due to increased sales and marketing expense; and higher public company costs.

The Company reported third quarter net income attributable to Where Food Comes From, Inc. of $290,200, or $0.01 per share, a 29% increase over $225,000, or $0.01 per share, a year ago. Adjusted EBITDA increased 64% year over year to $743,900 from $454,100.

Nine Month Results

Revenue for the first nine months of 2017 increased 32% to $11.3 million from $8.6 million in the same period last year. Revenue mix included verification and certification services, up18% to $9.2 million from $7.7 million year over year; product revenue up 43% to $1.2 million from $856,000; and software license, maintenance and support, and consulting services contributing $532,700 and $399,100, respectively, versus no revenue in those categories in the prior year.

Gross profit in the first nine months of 2017 increased 30% to $5.3 million from $4.1 million a year ago. Gross margin was 47.2%, down slightly from 48.0% in the same period last year. Selling, general and administrative expense increased 47% to $5.0 million from $3.4 million last year due to expansion activities, including increased headcount, payroll and bonuses based on improved performance; higher sales and marketing costs; and higher public company costs, including ongoing implementation of new accounting standards.

Net income attributable to Where Food Comes From, Inc. in the first nine months declined 3% to $467,900, or $0.02 per share, versus $481,900, or $0.02 per share, in 2016. Adjusted EBITDA was $1.5 million, up 45% from $1.0 million in 2016.

The Company generated $1.6 million in net cash from operations through the first nine months of 2017, up 29% year over year from $1.2 million.

Balance Sheet

The Company’s cash, cash equivalents and short-term investments balance at September 30, 2017, increased 41% to $4.6 million from $3.2 million at 2016 year-end. Working capital was $3.9 million and the current ratio was 2.4:1.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

Dial in:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference ID: 13672819

Phone replay:

A telephone replay of the conference call will be available through November 15, 2017, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13672819

About Where Food Comes From, Inc.

Where Food Comes From, Inc. (d.b.a. IMI Global) is America’s trusted resource for third party verification of food production practices. The Company supports more than 15,000 farmers, ranchers, breeders, vineyards, wineries, processors, retailers, distributors, trade associations, consumer brands and restaurants with a wide variety of value-added services through its IMI Global, International Certification Services, Validus Verification Services, SureHarvest, A Bee Organic and Sterling Solutions units. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program utilizes the verification of product attributes to connect consumers to the sources of the food they purchase through product labeling and web-based information sharing and education. Visit www.wherefoodcomesfrom.com for additional information.

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles (“GAAP”). The term “EBITDA” refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing WFCF’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Income table at the end of this release. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership and ability to react quickly and develop programs that meet the requirements of new standards; the Company’s ability to continue producing financial results similar to those described in this press release; ability to continue momentum in verifications for beef exports to China and drive double digit verification revenue growth; ability to continue to expand its capabilities; and demand for, and impact and efficacy of, the Company’s products and services on the marketplace, are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for the third quarter are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044

Where Food Comes From, Inc.

Statements of Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenues
Verification and certification services	$3,672,587	$2,963,853	$9,152,520	$7,733,613
Product sales	687,235	380,393	1,226,141	855,986
Software license, maintenance and support	243,186	—	532,684	—
Consulting service	131,427	—	399,120	—
Total revenue	4,734,435	3,344,246	11,310,465	8,589,599
Costs of revenue
Labor and other costs of services	1,890,888	1,522,203	4,860,857	3,973,299
Cost of Products	410,309	220,599	743,308	490,162
Costs of software license, maintenance and support services	141,902	—	362,139	—
Total costs of revenue	2,443,099	1,742,802	5,966,304	4,463,461
Gross profit	2,291,336	1,601,444	5,344,161	4,126,138
Selling, general and administrative expenses	1,841,597	1,239,834	5,023,446	3,412,211
Income from operations	449,739	361,610	320,715	713,927
Other expense (income):
Interest expense	287	649	603	1,347
Other expense (income), net	(1,691)	1,008	(10,989)	(2,623)
Income before income taxes	451,143	359,953	331,101	715,203
Income tax expense	199,000	135,000	150,000	264,950
Net income	252,143	224,953	181,101	450,253
Net loss attributable to non-controlling interest	38,049	—	286,841	31,605
Net income attributable to Where Food Comes From, Inc.	$290,192	$224,953	$467,942	$481,858

Net income per share:
Basic	$0.01	$0.01	$0.02	$0.02
Diluted	$0.01	$0.01	$0.02	$0.02
Weighted average number of common shares outstanding:
Basic	24,705,934	23,772,967	24,673,080	23,817,980
Diluted	24,886,147	23,929,011	24,834,931	23,969,134

Where Food Comes From, Inc.

Calculation of Adjusted EBITDA*

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net Income attributable to WFCF	$290,192	$224,953	$467,942	$481,858
Adjustments to EBITDA:
Interest expense	287	649	603	1,347
Income tax expense	199,000	135,000	150,000	264,950
Depreciation and amortization	213,237	65,904	634,152	199,460
EBITDA*	702,716	426,506	1,252,697	947,615
Adjustments:
Stock-based compensation	41,167	27,630	130,637	84,457
Cost of acquisition	—	—	117,944	—
Adjusted EBITDA*	$743,883	$454,136	$1,501,278	$1,032,072

*Use of Non-GAAP Financial Measures: Non-GAAP results are presented only as a supplement to the financial statements and for use within management’s discussion and analysis based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of the Company’s financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided herein.

All of the items included in the reconciliation from net income to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company’s ongoing operating performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the Company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company’s ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

Where Food Comes From, Inc.

Balance Sheets

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,809,867	$2,489,985
Accounts receivable, net	1,911,275	1,344,646
Short-term investments	740,739	733,104
Prepaid expenses and other current assets	381,261	203,744
Total current assets	6,843,142	4,771,479
Property and equipment, net	1,122,594	1,229,350
Intangible and other assets, net	4,076,860	4,228,228
Goodwill	2,652,250	2,652,250
Deferred tax assets, net	157,560	—
Total assets	$14,852,406	$12,881,307

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$719,026	$333,784
Accrued expenses and other current liabilities	1,326,091	480,047
Customer deposits and deferred revenue	849,285	524,396
Current portion of notes payable	8,525	—
Current portion of capital lease obligations	7,477	4,067
Total current liabilities	2,910,404	1,342,294
Capital lease obligations, net of current portion	27,320	15,735
Notes payable, net	45,640	—
Lease incentive obligation	149,898	158,025
Deferred tax liabilities	—	49,440
Total liabilities	3,133,262	1,565,494
Contingently redeemable non-controlling interest	1,601,294	1,888,135
Stockholders’ equity:
Common stock	24,964	24,890
Additional paid-in capital	10,314,549	10,052,597
Treasury stock	(564,688)	(524,892)
Retained earnings (accumulated deficit)	343,025	(124,917)
Total Equity	10,117,850	9,427,678
Total liabilities and stockholders’ equity	$14,852,406	$12,881,307